                                     [LETTERHEAD]

STRICTLY CONFIDENTIAL


February 21, 1996

Mr. Michael B. Freedman
Vice President & Treasurer
American Medserve Corporation
184 Shuman Blvd., #200
Naperville, IL  60563

Dear Mike:

This letter will confirm that American Medserve Corporation (the "Company") is establishing a working relationship with Equitable Securities Corporation ("Equitable") and is engaging Equitable to provide investment banking services that will include, but not be limited to, the following: (i) advisory services to assist in acquisitions made by the Company; (ii) financial advisory services related to certain strategic issues necessary to further the organization and growth of the Company; and (iii) underwriting the initial public offering of the Company's stock. The purpose of this letter is to specify the terms of Equitable's engagement and to provide a summary description of our anticipated approach to this assignment and the compensation we are to receive.

NATURE OF ASSIGNMENT

Equitable will provide a wide range of strategic and financial advisory services that are designed to assist the Company in developing and implementing the growth strategy and capital plan necessary to facilitate the growth by acquisition of, or joint venture or other business combination with, other institutional pharmacy businesses. We will advise the Company regarding issues such as transaction timing, transaction structure and valuation, preparation of financial projections, general preparations for acceptance in the public equity markets, and underwriting the initial public offering of the Company's stock. Included in this assignment will be Equitable's advice and assistance in structuring and pricing securities issued in conjunction with specific transactions and in locating appropriate financing sources for purchase of the securities.

PERIOD OF ENGAGEMENT

It is our understanding that this assignment will begin immediately. Except as provided below, this exclusive (except with respect to underwriting any IPO) engagement will be in effect through December 31, 1996, after which date the agreement will terminate automatically unless an extension is mutually agreed to in writing between the Company and Equitable. However, it is understood that Equitable shall receive the agreed upon compensation described below in the event that a transaction with respect to which Equitable provided advisory services occurs on or before June 30, 1997.

Mr. Michael B. Freedman
February 21, 1996
Page 2


COMPENSATION

Our compensation for providing investment banking services to the Company will be calculated as follows:

(a) A retainer fee (the "Retainer Fee") of $25,000.00 that will be due and payable in three equal monthly installments, with the first installment due upon the execution of this engagement letter.

(b) An advisory fee of $250,000.00 for advisory services in connection with the proposed transaction with NeighborCare Pharmacies of Maryland, which fee shall be due and payable immediately following the closing of an acquisition or other business combination with NeighborCare Pharmacies.
    Not less than 25.0% of this advisory fee, and nor more than 33.33% of this fee, shall be paid to Equitable in common stock of the Company, the number of shares of which shall be determined by a mutually agreed upon valuation of the Company at the time of the closing.

(c) In the event that the Company utilizes Equitable as financial advisor with respect to any other contemplated acquisition, Equitable shall receive a transaction fee (the "Transaction Fee") equal to a cash and share amount per individual transaction mutually agreed upon by the Company and Equitable in advance of each transaction, depending on the size and complexity of the transaction. The Transaction Fee shall be due and payable upon the closing of each transaction.

(d) In the event that the Company decides to pursue and initial public offering
    (IPO) of its shares, Equitable has to right to at least be co-manager of the IPO and to compete for the lead manager position.

(e) The Company grants Equitable the right to purchase shares of common stock of the Company, up to an aggregate of 0.25% of the Company inclusive of the shares that are received pursuant to (b) above, at a mutually agreed-upon price.

(f) In the event that the Company terminates our engagement prior to the expiration date of this letter, Equitable will receive a termination fee (the "Termination Fee") of $75,000.00. This Termination Fee will be due and payable upon such date of termination. In the event that Equitable terminates its engagement prior to the expiration date of this letter, the Retainer Fee will be refunded to the Company.

(g) In addition to our compensation for investment banking services, Equitable will be reimbursed for reasonable out-of-pocket expenses incurred related to this engagement, including the fees of our counsel and other experts should their advice be required, with such expenses to be invoiced monthly. We understand that the Company will not reimburse Equitable for aggregate out-of-pocket expenses in excess of $25,000.00 unless mutually agreed upon by both parties.

Mr. Michael B. Freedman
February 21, 1996
Page 3


OTHER MATTERS

It is understood that Equitable will act as a consultant and advisor to the Company and not as an agent (unless otherwise specifically provided) of or as a co-venturer with the Company in any respect. The Company agrees to indemnify and to hold Equitable (including any of our affiliates, officers, directors, employees, or controlling persons) harmless from and against all claims, liabilities, losses, damages, and expenses as they are incurred (including actual fees and disbursements of our counsel which shall be reasonably acceptable to the Company) related to or arising from the contemplated investment banking services described above. However, the Company shall not be responsible for any claims, liabilities, losses, damages, or expenses to the extent they result primarily from actions taken, or omitted to be taken, by us intentionally, willfully, recklessly, grossly negligently, in bad faith, or in breach of this agreement. Notwithstanding the foregoing, the parties agree that the terms of any underwriting agreement relating to a company IPO will supersede the indemnification provision included in this letter.

It is understood that Equitable's services may be terminated with or without cause by either the Company or Equitable at any time by notice to the other party and without liability or continuing obligation to you or to us (except for compensation earned by us, including the Termination Fee, and expenses incurred up to the date of termination) and provided that the indemnity provisions will remain in effect regardless of such termination.

If the terms of the engagement outlined above are acceptable, we would be pleased if you would execute the acknowledgment below and return an executed copy of this letter to us. We look forward to working with you on this assignment.


Very truly yours,

EQUITABLE SECURITIES CORPORATION


By: /s/ R. Riley Sweat
   --------------------------------
   R. Riley Sweat
   Managing Director


AGREED, AND ACKNOWLEDGED:

AMERICAN MEDSERVE CORPORATION


By: /s/ Michael B. Freedman
   --------------------------------
   Michael B. Freedman
   Vice President & Treasurer


Date:  2/23/96
     ------------------------------

                                     [LETTERHEAD]


July 3, 1996

Mr. Tim Burfield
American Medserve Corporation
184 Shuman Blvd., Suite 200
Naperville, IL  60563

Dear Tim,

    In reference to the Engagement Letter between our two firms dated February 21, 1996, there may be some confusion about the meaning of subparagraph (e) in the section entitled Compensation on page 2. The language reads, "The Company grants Equitable the right to purchase shares of common stock of the Company, up to an aggregate of 0.25% of the Company inclusive of the shares that are received pursuant to (b) above, at a mutually agreed upon price."

    It was the intention of Equitable when this paragraph was written that this right to purchase shares was contingent on Equitable's success in helping American Medserve with the proposed NeighborCare Pharmacies transaction (specified in paragraph (b)), which transaction never occurred. Therefore Equitable has no right to purchase shares of the Company.

    I hope that this clarification is helpful. If you or the folks at Gardner Carton have any further questions, please do not hesitate to give me a call.

    Sincerely,


    /s/ Jim Cooper
    Jim Cooper


cc: Glenn Reed